EXHIBIT 16 TO FORM 8-K

September 20, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read Item 4.01 of Form 8-K dated September 20, 2007, of Kentucky Investors, Inc. and Affiliated Companies 401(k) Savings Plan and are in agreement with the statements contained in paragraphs 2, 3, 4, and 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP